Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for Second Quarter 2006,
Raises Full-Year Guidance for Earnings Per Share and Total Revenues
— Company Records GAAP EPS of $0.26 —
— Total Revenues Increase 17%, to $85.2 Million;
Product Sales Rise 20%, to $77.8 Million —
— Company Increases Full-Year EPS Guidance to $1.06 — $1.12,
Total Revenue Guidance to $345 — $350 Million —
SAN DIEGO, CA, July 31, 2006 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the second quarter and six months ended June 30, 2006, and raised its full-year guidance for earnings per share (EPS) and total revenues.
On a GAAP basis, net income for the second quarter of 2006 was $13.6 million ($0.26 per share), compared to net income of $13.5 million ($0.26 per share) in the prior year period. GAAP earnings in the second quarter of 2006 include expenses related to share-based compensation under SFAS No. 123(R), which reduced after-tax earnings by $3.3 million ($0.06 per share). On a non-GAAP basis, net income for the second quarter of 2006 was $16.9 million ($0.32 per share), an increase of 23% per share compared to the prior year period.
Throughout this press release, all per share amounts are calculated on a fully diluted basis, and no adjustments have been made to GAAP results except those related to implementing SFAS No. 123(R). Gen-Probe believes these non-GAAP financial measures help investors compare current results to those in prior periods. See the section below entitled “About Non-GAAP Financial Measures.”
Total revenues for the second quarter of 2006 were $85.2 million, compared to $72.9 million in the prior year period, an increase of 17%. Product sales for the second quarter of 2006 were $77.8 million, compared to $65.1 million in the prior year period, an increase of 20%.
On a GAAP basis, net income for the first half of 2006 was $28.2 million ($0.53 per share), compared to net income of $26.9 million ($0.51 per share), in the prior year period. GAAP earnings in the first half of 2006 include expenses related to share-based compensation under SFAS No. 123(R), which reduced after-tax earnings by $6.3 million ($0.12 per share). On a non-GAAP basis, net income for the first half of 2006 was $34.5 million ($0.65 per share), an increase of 27% per share compared to the prior year period.

Total revenues in the first half of 2006 were $171.5 million, compared to $141.7 million in the prior year period, an increase of 21%. Product sales in the first half of 2006 were $156.3 million, compared to $124.7 million in the prior year period, an increase of 25%.
“Gen-Probe once again posted strong financial results in the second quarter of 2006, as both clinical diagnostics and blood screening sales grew solidly,” said Henry L. Nordhoff, the Company’s chairman, president and chief executive officer.
Detailed Results
Gen-Probe’s clinical diagnostics sales in the second quarter of 2006 were led by the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay continued to grow strongly, driven by market share gains on both the semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the second quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales benefited from continued international expansion, and from early sales of the PROCLEIX® West Nile virus (WNV) assay in the United States. Gen-Probe’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics. Sales of TIGRIS instruments and spare parts to Chiron totaled $4.0 million in the second quarter, compared to $5.2 million in the prior year period, a decrease that was in line with Gen-Probe’s expectations.
Product sales were, in millions:

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	Increase	2006	2005	Increase

Clinical diagnostics	$42.3	$34.0	24%	$82.5	$68.3	21%
Blood screening	$35.5	$31.1	14%	$73.9	$56.4	31%

Total product sales	$77.8	$65.1	20%	$156.3	$124.7	25%
Collaborative research revenues for the second quarter of 2006 were $6.4 million, compared to $6.7 million in the prior year period. For the first half of 2006, collaborative research revenues were $13.3 million, compared to $13.0 million in the prior year period. In both the first quarter and first half of 2006, collaborative research revenues benefited from reimbursement from Millipore for certain development expenses related to the companies’ industrial collaboration. This benefit was offset by decreased funding from Chiron for shared development expenses related to the companies’ blood screening collaboration.
Royalty and license revenues for the second quarter of 2006 were $1.0 million, compared to $1.1 million in the prior year period. For the first half of 2006, royalty and license revenues were $1.9 million, compared to $4.0 million in the prior year period. This decrease resulted primarily because Gen-Probe recognized $1.9 million of revenue in the first quarter of 2005 associated with bioMérieux exercising an option to develop diagnostic products for certain disease targets using Gen-Probe’s patented ribosomal RNA technologies.

On a GAAP basis, gross margin on product sales was 68% in the second quarter of 2006, compared to 69% in the prior year period. The gross margin percentage was negatively affected by $1.6 million of additional scrap expense compared to the prior year period, which resulted in large part from the date expiration of certain oligonucleotide raw materials. The implementation of SFAS No. 123(R) also added $0.5 million to cost of goods sold. The amount of share-based compensation expense allocated to cost of goods sold is expected to increase for the rest of 2006 as the related inventory is sold. On a non-GAAP basis, gross margin on product sales was 69% in the second quarter of 2006.
On a GAAP basis, gross margin on product sales was 67% for the first half of 2006, compared to 71% in the prior year period. This decrease resulted primarily from the factors described above, including the implementation of SFAS No. 123(R), which added $0.6 million to cost of goods sold, and from sales of TIGRIS instruments and spare parts for blood screening to Chiron. Under Gen-Probe’s contract with Chiron, these sales are made approximately at cost. On a non-GAAP basis, gross margin on product sales was 68% in the first half of 2006.
On a GAAP basis, research and development (R&D) expenses were $20.3 million in the second quarter of 2006, compared to $17.4 million in the prior year period, an increase of 17% that resulted primarily from the implementation of SFAS No. 123(R), which added $1.8 million to R&D expenses. As previously disclosed, R&D expenses are expected to increase significantly in the third quarter of 2006 based primarily on the timing of the Company’s development program for human papillomavirus (HPV). On a non-GAAP basis, R&D expenses were $18.5 million in the second quarter of 2006.
On a GAAP basis, R&D expenses for the first half of 2006 were $39.7 million, compared to $36.1 million in the prior year period, an increase of 10%. This increase resulted primarily from the implementation of SFAS No. 123(R), which added $3.7 million to R&D expenses. On a non-GAAP basis, R&D expenses were $36.0 million in the first half of 2006.
On a GAAP basis, marketing and sales expenses were $9.1 million in the second quarter of 2006, compared to $7.4 million in the prior year period, an increase of 23%. This increase resulted primarily from the implementation of SFAS No. 123(R), which added $0.7 million to marketing and sales expenses, from higher commissions associated with increased sales, and from increased headcount. On a non-GAAP basis, marketing and sales expenses were $8.5 million in the second quarter of 2006, an increase of 15% compared to the prior year period that resulted primarily from higher commissions and headcount.
On a GAAP basis, marketing and sales expenses were $18.0 million for the first half of 2006, compared to $14.8 million in the prior year period, an increase of 22%. This increase resulted primarily from the implementation of SFAS No. 123(R), which added $1.5 million to marketing and sales expenses, and from the factors described above. On a non-GAAP basis, marketing and sales expenses were $16.5 million in the first half of 2006, an increase of 11% compared to the prior year period.
On a GAAP basis, general and administrative (G&A) expenses were $10.7 million in the second quarter of 2006, compared to $7.8 million in the prior year period, an increase of 37% that resulted primarily from the implementation of SFAS No. 123(R), which added $2.2 million to G&A expenses. On a non-GAAP basis, G&A expenses were $8.5 million in the second quarter of 2006, an increase of 9% that resulted primarily from higher legal costs associated with the Company’s patent infringement lawsuits against Bayer, which the companies agreed to settle in late June.

On a GAAP basis, G&A expenses for the first half of 2006 were $21.4 million, compared to $15.0 million in the prior year period, an increase of 43%. This increase resulted primarily from the implementation of SFAS No. 123(R), which added $4.0 million to G&A expenses. On a non-GAAP basis, G&A expenses were $17.4 million in the first half of 2006, an increase of 16% that resulted primarily from higher legal expenses.
Gen-Probe continues to have a strong balance sheet. As of June 30, 2006, the Company had $238.7 million of cash, cash equivalents and short-term investments, and no debt. Gen-Probe’s cash balance declined slightly in the second quarter primarily due to $15.1 million in capital spending to complete the expansion of the Company’s headquarters campus, and to a $7 million equity investment in Qualigen. In the first half of 2006, Gen-Probe generated net cash of $38.2 million from its operating activities.
Updated 2006 Financial Guidance
“Based on our strong performance in the second quarter, and on the settlement of our patent infringement dispute with Bayer, we are increasing our full-year 2006 guidance for EPS and total revenues,” said Herm Rosenman, the Company’s vice president of finance and chief financial officer. In the third quarter of 2006, Gen-Probe expects to record $5.0 million of incremental royalty and license revenue, representing the first of Bayer’s three settlement payments. However, this revenue will be partially offset by approximately $1.9 million of incremental G&A expenses, representing Gen-Probe’s payment to its outside litigation counsel.
Gen-Probe’s non-GAAP 2006 guidance for gross margins, R&D expenses, marketing and sales expenses, G&A expenses, effective income tax rate and EPS is computed without the effect of adopting SFAS No. 123(R) and is reconciled to the corresponding GAAP measure in the bullets and table below and discussed in the section titled “About Non-GAAP Financial Measures.”
The following table describes Gen-Probe’s updated guidance for the full year 2006, on both a GAAP and a non-GAAP basis. The percentages shown are of total revenues.

	GAAP	Estimated Effects of	Non-GAAP
	Guidance	SFAS No. 123(R) (a)	Guidance
Total Revenues	$345 — $350 million	None	$345 — $350 million

Product Gross Margin	68% to 69%	Approx. 1%	69% to 70%

R&D Expenses	24% to 25%	Approx. 2%	22% to 23%

Marketing and Sales Expenses	10% to 11%	Approx. 1%	9% to 10%

G&A Expenses	12% to 13%	Approx. 2%	10% to 11%

Effective Income Tax Rate	Approx. 37%	Less than 1%	Approx. 37%

Diluted EPS	$1.06 to $1.12	$0.27 to $0.29	$1.35 to $1.39

(a)	These estimated effects reconcile the Company’s 2006 GAAP financial guidance ranges to the Company’s non-GAAP financial guidance ranges. The reconciling item represents the estimated impact of SFAS No. 123(R), which includes non-cash stock compensation awards, including stock options and employee stock purchase plan shares.

About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the second quarter and first six months of 2006 and its 2006 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP product gross margin, non-GAAP R&D expenses, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP effective income tax rate, and non-GAAP diluted EPS. Gen-Probe’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Recent Events
•	TIGRIS / WNV Regulatory Update. Last week, Gen-Probe announced that the U.S. Food and Drug Administration (FDA) had asked the Company additional questions related to the regulatory application to run the previously approved PROCLEIX WNV assay on the investigational, fully automated TIGRIS system. The FDA’s questions were included in a “complete review letter” on the Biologics License Application supplement Gen-Probe filed in April. The Company expects to respond to the FDA’s questions within 90 days.
•	Bayer Settlement. In June, Gen-Probe and Bayer HealthCare LLC agreed to end a series of disputes involving multiple patent litigations and contract arbitrations. Under the binding terms of the agreement, Bayer will pay Gen-Probe certain lump sum royalties over the next 18 months. The parties are obligated to finalize additional written settlement documentation during the third quarter, at which point Gen-Probe expects to record $5 million of additional royalty and license income, and $1.9 million of additional G&A expense for payments to its outside litigation counsel.
•	Prostate Cancer Program. In May, Gen-Probe and DiagnoCure Inc. provided three updates on the companies’ collaboration and development programs around the innovative, highly specific PCA3 prostate cancer marker. The companies announced that they had amended and expanded the terms of their license and collaboration agreement, that four posters related to PCA3 were presented at the annual meeting of the American Urological Association (AUA) in Atlanta, and that two laboratories in the United States had independently validated Gen-Probe’s analyte specific reagents (ASRs) for PCA3 and announced the commercial availability of tests for the marker.
Webcast Conference Call
A live webcast of Gen-Probe’s second quarter 2006 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (866) 393-1022 for domestic callers and (203) 369-0448 for international callers.

About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
Trademarks
TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe Incorporated. ULTRIO and PROCLEIX are trademarks of Chiron. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2006 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2006 growth, revenue, earnings or other financial targets, (ii) the risk that we may not earn or receive milestone payments from our collaborators, including Chiron, (iii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and PROCLEIX ULTRIO assay, may not develop as expected, (iv) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (v) the risk that products including our PROCLEIX ULTRIO assay, TIGRIS instrument for blood screening, or PROCLEIX WNV assay on the TIGRIS instrument may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) we are dependent on Chiron, Bayer and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets – GAAP
(In thousands, except share and per share data)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,125	$32,328
Short-term investments	209,529	187,960
Trade accounts receivable, net of allowance for doubtful accounts of $670 and $790 at June 30, 2006 and December 31, 2005, respectively	28,674	31,930
Accounts receivable — other	1,787	1,924
Inventories	40,766	36,342
Deferred income taxes	10,750	10,389
Prepaid expenses	11,332	10,768
Other current assets	4,347	4,184

Total current assets	336,310	315,825

Property, plant and equipment, net	128,908	105,190
Capitalized software	19,695	20,952
Goodwill	18,621	18,621
License, manufacturing access fees and other assets	56,834	49,648

Total assets	$560,368	$510,236

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,606	$14,029
Accrued salaries and employee benefits	13,654	14,910
Other accrued expenses	3,745	3,264
Income tax payable	6,697	13,192
Deferred revenue	3,923	7,771

Total current liabilities	41,625	53,166

Deferred income taxes	5,124	5,124
Deferred revenue	4,000	4,333
Deferred rent	182	240

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 51,789,444 and 51,137,541 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	5	5
Additional paid-in capital	309,301	281,907
Deferred compensation	—	(5,951)
Accumulated other comprehensive loss	(674)	(1,231)
Retained earnings	200,805	172,643

Total stockholders’ equity	509,437	447,373

Total liabilities and stockholders’ equity	$560,368	$510,236

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues:
Product sales	$77,813	$65,131	$156,341	$124,710
Collaborative research revenue	6,388	6,678	13,273	13,022
Royalty and license revenue	1,021	1,085	1,864	3,990

Total revenues	85,222	72,894	171,478	141,722

Operating expenses:
Cost of product sales	24,802	20,350	50,914	35,848
Research and development	20,329	17,408	39,655	36,091
Marketing and sales	9,145	7,384	18,007	14,810
General and administrative	10,698	7,780	21,356	14,971

Total operating expenses	64,974	52,922	129,932	101,720

Income from operations	20,248	19,972	41,546	40,002
Total other income, net	1,403	1,001	3,160	2,082

Income before income taxes	21,651	20,973	44,706	42,084

Income tax expense	8,021	7,517	16,544	15,167

Net income	$13,630	$13,456	$28,162	$26,917

Net income per share:
Basic	$0.26	$0.27	$0.55	$0.53

Diluted	$0.26	$0.26	$0.53	$0.51

Weighted average shares outstanding:
Basic	51,563	50,550	51,403	50,414

Diluted	53,186	52,315	53,023	52,339

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended				Three Months Ended
	June 30, 2006				June 30, 2005
	Non-GAAP	Adjustments		GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$77,813	$—		$77,813	$65,131	$—	$65,131
Collaborative research revenue	6,388	—		6,388	6,678	—	6,678
Royalty and license revenue	1,021	—		1,021	1,085	—	1,085

Total revenues	85,222	—		85,222	72,894	—	72,894

Operating expenses:
Cost of product sales	24,312	490	a	24,802	20,350	—	20,350
Research and development	18,544	1,785	a	20,329	17,408	—	17,408
Marketing and sales	8,466	679	a	9,145	7,384	—	7,384
General and administrative	8,544	2,154	a	10,698	7,780	—	7,780

Total operating expenses	59,866	5,108		64,974	52,922	—	52,922

Income from operations	25,356	(5,108)		20,248	19,972	—	19,972
Total other income, net	1,403	—		1,403	1,001	—	1,001

Income before income taxes	26,759	(5,108)		21,651	20,973	—	20,973

Income tax expense	9,821	(1,800)	a	8,021	7,517	—	7,517

Net income	$16,938	$(3,308)		$13,630	$13,456	$—	$13,456

Net income per share:

Diluted earnings per share:
Basic	$0.33	$(0.06)		$0.26	$0.27	$—	$0.27

Diluted	$0.32	$(0.06)		$0.26	$0.26	$—	$0.26

Weighted average shares outstanding:
Basic	51,563	—		51,563	50,550	—	50,550

Diluted	53,355	(169)	b	53,186	52,315	—	52,315

(a)	Adjustments to exclude the impact of stock option and ESPP expense in accordance with SFAS No.123(R). Net income for the three months ended June 30, 2006 included stock-based compensation expense that Gen-Probe recorded as a result of the adoption of SFAS No. 123(R) on January 1, 2006. For the three months ended June 30, 2006, this expense totaled $5,108,000 before income taxes (after deducting $187,000 of net capitalization to inventory) and $3,308,000 net of income taxes for the period. The Company did not record this stock-based compensation expense for the three months ended June 30, 2005. As previously disclosed in the notes to the financial statements for the three months ended June 30, 2005, net income including pro forma stock-based compensation expense for this period was $9,697,000.

(b)	The shares adjustment for dilutive securities includes stock awards outstanding calculated under the treasury stock method that are not included in the GAAP diluted calculation as their effect would be anti-dilutive.

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Six Months Ended				Six Months Ended
	June 30, 2006				June 30, 2005
	Non-GAAP	Adjustments		GAAP	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$156,341	$—		$156,341	$124,710	$—	$124,710
Collaborative research revenue	13,273	—		13,273	13,022	—	13,022
Royalty and license revenue	1,864	—		1,864	3,990	—	3,990

Total revenues	171,478	—		171,478	141,722	—	141,722

Operating expenses:
Cost of product sales	50,291	623	a	50,914	35,848	—	35,848
Research and development	35,981	3,674	a	39,655	36,091	—	36,091
Marketing and sales	16,535	1,472	a	18,007	14,810	—	14,810
General and administrative	17,350	4,006	a	21,356	14,971	—	14,971

Total operating expenses	120,157	9,775		129,932	101,720	—	101,720

Income from operations	51,321	(9,775)		41,546	40,002	—	40,002
Total other income, net	3,160	—		3,160	2,082	—	2,082

Income before income taxes	54,481	(9,775)		44,706	42,084	—	42,084

Income tax expense	19,995	(3,451)	a	16,544	15,167	—	15,167

Net income	$34,486	$(6,324)		$28,162	$26,917	$—	$26,917

Net income per share:

Diluted earnings per share:
Basic	$0.67	$(0.12)		$0.55	$0.53	$—	$0.53

Diluted	$0.65	$(0.12)		$0.53	$0.51	$—	$0.51

Weighted average shares outstanding:
Basic	51,403	—		51,403	50,414	—	50,414

Diluted	53,226	(203)	b	53,023	52,339	—	52,339

(a)	Adjustments to exclude the impact of stock option and ESPP expense in accordance with SFAS No.123(R). Net income for the six months ended June 30, 2006 included stock-based compensation expense that Gen-Probe recorded as a result of the adoption of SFAS No. 123(R) on January 1, 2006. For the six months ended June 30, 2006, this expense totaled $9,775,000 before income taxes (after deducting $872,000 that has been capitalized to inventory) and $6,324,000 net of income taxes for the period. The Company did not record this stock-based compensation expense for the six months ended June 30, 2005. As previously disclosed in the notes to the financial statements for the six months ended June 30, 2005, net income including pro forma stock-based compensation expense for this period was $19,285,000.

(b)	The shares adjustment for dilutive securities includes stock awards outstanding calculated under the treasury stock method that are not included in the GAAP diluted calculation as their effect would be anti-dilutive.

Gen-Probe Incorporated
Consolidated Statements of Cash Flows – GAAP
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2006	2005

Operating activities
Net income	$28,162	$26,917
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,507	11,038
Stock-based compensation charges — restricted stock	958	266
Stock-based compensation charges — all other	9,775	—
Stock option income tax benefits	—	6,451
Excess tax benefit from employee stock options	(6,918)	—
(Gain)/loss on disposal of property and equipment	(23)	59
Changes in assets and liabilities:
Accounts receivable	3,538	(5,760)
Inventories	(3,541)	(4,549)
Prepaid expenses	(564)	(3,498)
Other assets	(217)	(213)
Accounts payable	(441)	6,574
Accrued salaries and employee benefits	(1,256)	(1,171)
Other accrued expenses	423	(72)
Income tax payable	417	4,093
Deferred revenue	(4,181)	2,681
Deferred income taxes	(374)	(275)
Deferred rent	(58)	(29)

Net cash provided by operating activities	38,207	42,512

Investing activities
Proceeds from sales and maturities of short-term investments	40,528	51,532
Purchases of short-term investments	(62,225)	(53,647)
Cash paid for acquisition of minority interest in Molecular Light Technology Limited	—	(1,539)
Purchases of property, plant and equipment	(32,836)	(20,162)
Capitalization of intangible assets, including license and manufacturing access fees	(2,074)	(21,822)
Cash paid for investment in Qualigen	(6,993)	—
Other assets	42	(583)

Net cash used in investing activities	(63,558)	(46,221)

Financing activities
Excess tax benefit from employee stock options	6,918	—
Proceeds from issuance of common stock	14,822	10,956

Net cash provided by financing activities	21,740	10,956

Effect of exchange rate changes on cash and cash equivalents	408	(243)

Net (decrease) increase in cash and cash equivalents	(3,203)	7,004
Cash and cash equivalents at the beginning of period	32,328	25,498

Cash and cash equivalents at the end of period	$29,125	$32,502